Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of (i) our report dated March 29, 2011 with respect to the financial statements of GreenHouse Holdings, Inc. as of December 31, 2010 and 2009 and for the years then ended, and (ii) our report dated November 29, 2011 with respect to the financial statements of Life Protection, Inc. as of December 31, 2009 and 2008 and for the years then ended, included in Amendment No. 2 to the Registration Statement on Form S-4 of Premier Alliance Group, Inc.

/s/ PKF
PKF
San Diego, California	Certified Public Accountants
February 6, 2012	A Professional Corporation